QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

THE COCA-COLA COMPANY BENEFITS PLAN
FOR MEMBERS OF THE BOARD OF DIRECTORS

As amended and restated effective April 14, 2004

ARTICLE I
PURPOSE OF PLAN

        Effective December 31, 2002, The Coca-Cola Company adopted The Coca-Cola Company Benefits Plan for Members of the Board of Directors (the "Plan"). The purpose of the Plan is to provide certain individuals certain welfare benefits described in this Plan, in the Summary Plan Description (as amended, renamed, and/or replaced) for active employees of The Coca-Cola Company generally, any summaries of material modification ("SMMs") issued with respect thereto (the SPD and any subsequent SMMs collectively shall be referred to herein as the "SPD"), and in any other applicable certificates of insurance coverage. Effective April 14, 2004, the Plan is amended and restated in its present form.

        The employee welfare benefits that are part of this Plan are identified in Appendix A of this Plan. Different versions of the SPD may apply to different classifications of individuals. In such case, the version(s) of the SPD applicable to such classification(s) of Eligible Individuals shall control.

ARTICLE II
DEFINITIONS

        Except as otherwise provided in the SPD, the following terms shall have the following meanings:

          "Benefits" means the various welfare benefits made available to Eligible Individuals and their Dependents hereunder, as set forth in Appendix A. The component Benefits are described in more detail in the SPD. The manner by which such Benefits are provided, e.g., insured, self-funded, etc., and the entity(ies) responsible for Benefit administration are set forth in the SPD and any applicable certificates of insurance coverage.

          "Board" means the Company's Board of Directors.

          "Committee" shall mean The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Human Resources (or the person with the title that most closely resembles this title) to administer the Plan as provided in Article VII. This term is interchangeable with "Plan Administrator."

          "Company" means The Coca-Cola Company.

          "Covered Dependent" means each of the Dependents whom a Participant has elected to cover under the Plan as his or her Dependent.

          "Covered Person(s)" means a Participant and/or his Covered Dependents, whichever is applicable.

          "Dependent" means those eligible Dependents described in the plan documents for the component Benefits or in the SPD. The definition of eligible Dependent may vary for purposes of the component Benefits, and the definition contained in each Benefit description shall control.

          "Effective Date" means the effective date of this Plan document, April 14, 2004.

          "Eligible Individual" means an active or former member of the Board who is not an employee or retiree of the Company. As may be indicated in the SPD or Appendix A, different Eligible Individuals (e.g., active members or former members) may be eligible for different Benefit options.

          "Enrollment Period" means the enrollment period designated by the Plan Administrator each Plan Year (as set forth in the annual enrollment materials) during which Participants make their Benefit elections for the succeeding Plan Year.

          "Participant" means an Eligible Individual who is deemed to have completed the election procedures set forth in the SPD.

          "Plan Year" means the 12-month period beginning January 1 and ending on the subsequent December 31, or if shorter, such portion of a calendar year beginning with the date an individual becomes a Participant under this Plan and ending on December 31, or if earlier, the date when a Participant's coverage would otherwise end.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

        Except as otherwise provided in the SPD, the following provisions shall govern eligibility and participation:

          3.01    Individual's Commencement of Participation.    Each Eligible Individual and Dependent shall be eligible to participate in the Plan under the terms and conditions specified in the SPD. Each Eligible Individual who is deemed to have completed the enrollment and election procedures described in the SPD may become a Participant on the date specified therein.

          3.02    Covered Dependent's Commencement of Participation.    Except as otherwise provided in the SPD, coverage with respect to a Covered Dependent will begin on the same date that coverage begins for the Participant who elects such Dependent coverage.

          3.03    Cessation of Participation.    A Participant will cease to be a Covered Person, and all Benefit coverage with respect to the Participant and his or her Covered Dependents will end, as of the earliest of:

            (a)   the date of the Plan's termination;

            (b)   the date on which the Covered Person's coverage is canceled by reason of his or her failure to make timely payment of his share of the cost of Benefit coverage, if applicable;

            (c)   the date on which the Participant ceases to be an Eligible Individual;

            (d)   with respect to coverage of a Covered Dependent, the date on which the Dependent loses eligibility because he or she no longer qualifies as a Dependent under the Plan.

ARTICLE IV
ELECTION PROCEDURES

        Except as otherwise provided in the SPD, the following provisions shall govern Plan elections:

          4.01    Election Procedures.

            (a)   Eligible Individuals shall be provided with sufficient information by which each Eligible Individual may elect Benefits for the upcoming Plan Year. Enrollment in the Plan for the Plan Year may be accomplished by completion of designated written enrollment and election forms, or other reasonable procedure as the Plan Administrator shall designate. The Participant's enrollment and Benefit election shall be effective as of the first day of the upcoming Plan Year and must be completed on or before such date as the Plan Administrator shall specify.

            (b)   Unless otherwise provided in the SPD, if an individual becomes an Eligible Individual between annual Enrollment Periods, the Eligible Individual may enroll in the Plan as specified in the SPD.

            (c)   Each Benefit election shall remain effective throughout the Plan Year unless revoked or suspended in accordance with Section 4.02 of this Plan.

            (d)   Any Eligible Individual who fails to make a timely election after his or her initial Plan Year shall be deemed to have elected to continue the same Benefits and coverages then in effect for such Eligible Individual.

          4.02    Revocation and Modification of Elections.

            (a)   The Plan Administrator may establish procedures by which a Participant may modify Benefit elections prior to the end of a Plan Year.

            (b)   Any modification of an election under this Section shall be accompanied by the Participant's execution of a revised election form or other method established by the Plan Administrator and shall be effective at such time as the Plan Administrator shall prescribe.

ARTICLE V
BENEFITS AND CLAIMS

        Except as otherwise provided in the SPD, the following provisions shall govern Plan Benefits:

          5.01    Benefits Available.    The Benefits which a Participant may elect shall be subject to any additional limitations or restrictions set forth in the coverage documents for each such Benefit as described in the SPD.

          5.02    Provision of Benefits.    The Company shall provide the Benefits the Participant has elected under the Plan, in accordance with the terms of such Benefits as described in the SPD, in any other applicable program, contract or document, and in accordance with any conditions or restrictions imposed by an insurance company providing any Benefit.

          5.03    Insurance Contracts.    Some or all of the Benefits provided under the Plan may, at the discretion of the Company, be provided by the purchase of insurance contracts, as described in the SPD. Any dividends, retroactive rebates, or other refunds or credits which may become payable under any insurance or health care service contracts or benefit programs shall be the property of and retained by the Company. To the extent there is any conflict between the terms of this Plan or the SPD and the insurance documents, the insurance documents shall govern.

          5.04    Benefit Costs.    The Company shall, from time to time, evaluate the funding method for the Plan. The amount of Participant contributions, if any, and the method for payment of Participant contributions will be determined by the Company and disclosed to Participants in annual enrollment information.

          5.05    Claims.    Except as otherwise provided in the SPD:

            (a)   Claims payments with respect to Benefits under this Plan shall be made only with respect to claims or expenses incurred on and after the date an individual first becomes a Covered Person hereunder, and before the date participation ceases under Section 3.03. A claim or expense with respect to a Benefit shall be deemed to be incurred when the Covered Person is provided with the service which gives rise to the expense, not when the Covered Person is billed or charged for the service.

            (b)   All claims for Benefits under the Plan shall be made, processed and paid in accordance with the terms and conditions of the SPD and applicable program, insurance contract or other document that sets forth the terms of such Benefit. With respect to any self-funded Benefits provided under this Plan, a Covered Person's failure to cash a Benefit check within twelve months of issuance of such payment shall result in a forfeiture of such payment to the Plan.

            (c)   A Covered Person or other claimant shall be entitled to reimbursement or payment only if he (or his estate) applies for such reimbursement or payment on or before the date which is twelve months following the date the claim with respect to such Benefit was incurred.

            (d)   Any suit for Benefits must be brought within twelve months after the date the Plan Administrator (or his designee) has made a final denial (or deemed denial) of the claim. Notwithstanding any other provision herein, any suit for Benefits must be brought within two years after the date the claim for Benefits first arose.

          5.06    Claims Procedure and Appeal of Benefit Denials.    The process by which a claim for Benefits shall be handled by the Plan Administrator and the process by which a Participant may appeal the denial of a claim for Benefits are set forth in the SPD. As set forth in the SPD, insurance carriers (and other entities) may serve as the claims fiduciary with regard to certain Benefits.

          5.07    Coordination of Benefits with Other Plans.    As set forth in the SPD, in the event that a Covered Person is entitled to any benefits from another plan or policy, Benefits under this Plan may be reduced to an amount, which together with all other amounts paid under any other plan or policy, will not exceed the Benefits that would in fact be eligible for reimbursement under this Plan.

        If a Covered Person is eligible for Medicare, Medicare will be primary to the extent permitted under applicable law—for example if a Covered Person receives Plan Benefits other than by virtue of current employment status.

          5.08    Reimbursement Agreement, Subrogation.

            (a)   As described in the SPD, if a Covered Person receives or becomes eligible to receive any dental, medical, vision and/or disability Benefit or other Benefit ("Reimbursable Benefit") arising from an accident, injury or illness for which the Covered Person has, may have, or has asserted any claim or rights to recovery against a third party or parties, then any payments by this Plan with respect to such Reimbursable Benefit shall be made on the condition that this Plan will be reimbursed by the Covered Person, to the extent of any amount or amounts received or receivable from or with respect to the third party or parties, whether by way of suit, judgment, settlement, compromise or otherwise and without regard to how the amount received from the third party or parties is characterized.

            (b)   The "make whole doctrine" arising under federal common law and under state law does not apply to the Plan's reimbursement or subrogation rights. The Plan retains its reimbursement and subrogation rights described herein regardless of whether the Covered Person's receipt of payment from other sources fully reimburses the Covered Person or whether the Covered Person has been "made whole," (i.e., the Plan has the right of first reimbursement, even if the Covered Person is not fully compensated for his injury). The Plan's right of recovery applies to the full amount the Covered Person receives (unreduced by attorneys' fees and other expenses). The Plan does not share the Covered Person's cost of recovery.

            (c)   To the extent set forth in the SPD, the Covered Person may be obligated to sign a reimbursement agreement, as prescribed by the Plan Administrator, before any Reimbursable Benefits are paid from this Plan. If Reimbursable Benefits are to be paid with respect to a Covered Dependent who is a minor, the Plan Administrator may require the Participant to execute a reimbursement agreement on the minor's behalf. All Covered Persons shall be obligated to cooperate with this Plan in its efforts to enforce its reimbursement rights and to refrain from any actions that interfere with those rights. The Plan shall have the right to take all appropriate actions necessary to enforce its reimbursement rights in the event that a

    Covered Person refuses to sign a reimbursement agreement, refuses to reimburse this Plan in accordance with the Plan's reimbursement rights, or takes any other action inconsistent with the Plan's reimbursement rights. In such situations, the Plan's options shall include, without limitation, the right in appropriate cases to deny Benefits to an individual who refuses to sign a reimbursement agreement, to institute legal actions to recover sums wrongfully withheld or to obtain other relief, and/or to offset wrongfully withheld sums against future Benefit payments otherwise owed the Covered Person.

            (d)   The Plan shall be subrogated to all claims, demands, actions and rights of recovery of the Covered Person against a third party or parties to the extent of any and all payments made by the Plan with respect to Reimbursable Benefits, and the reimbursement agreement shall so provide.

ARTICLE VI
AMENDMENT AND TERMINATION OF PLAN

        6.01    Amendment of Plan.    The Committee reserves the right to amend the provisions of the Plan to any extent and in any manner it desires by execution of a written document describing the intended amendment(s). The Committee may amend the SPD(s) at any time by preparation and publication of a revised SPD (or SMM).

        6.02    Termination of Plan.    The Company shall have no obligation whatsoever to maintain the Plan or any Benefit under the Plan for any given length of time. The Company reserves the right to terminate the Plan or any Benefit option under the Plan at any time. Upon termination or discontinuance of the Plan, all elections with respect to the Plan shall terminate, and payments with respect to Benefits shall be made only with respect to claims incurred on or prior to the date of the Plan's termination.

ARTICLE VII
COMMITTEE

        7.01    Committee.    The Committee shall be responsible for the general administration of the Plan. In the absence of the appointment of a Committee, the functions and powers of the Committee shall reside with the Company. The Committee shall establish regulations for the day to day administration of the Plan. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons, subject to the claims procedures set forth in each respective coverage document. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee.

        7.02    Authority to Appoint Advisors and Agents.    The Committee may appoint and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports which are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.

        7.03    Compensation and Expenses of Committee.    The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of the Company.

        7.04    Records.    The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.

        7.05    Indemnification of Committee.    The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee or as its delegate against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by the Company, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct.

        7.06    Fiduciary Responsibility Insurance, Bonding.    If the Company has not done so, the Committee may purchase appropriate insurance on behalf of the Plan and the Plan's fiduciaries to cover liability or losses occurring by reason of the acts or omissions of a fiduciary; provided, however, that such insurance to the extent purchased by the Plan must permit recourse by the insurer against the fiduciary in the case of a breach of a fiduciary duty or obligation by such fiduciary. The cost of such insurance shall be paid out of the general assets of the Company. The Committee shall also obtain a bond covering all of the Plan's fiduciaries, to be paid from the general assets of the Company.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

        8.01    Plan Is Not an Employment Contract.    This Plan is not a contract of employment, and neither the Plan nor the payment of any Benefits will be construed as giving to any person any legal or equitable right to employment by the Company.

        8.02    Assignment.    If applicable, a Covered Person may authorize the Plan to directly pay the service provider or hospital that provided the Covered Person's covered care and treatment. Except as provided in any insurance contract providing benefits under this Plan, the foregoing sentence, or as otherwise provided in any other document that sets forth the terms of a Benefit, a Covered Person may not assign or alienate any payment with respect to any Benefit which a Covered Person is entitled to receive from the Plan, and further, except as may be prescribed by law, no Benefits shall be subject to attachment or garnishment of or for a Covered Person's debts or contracts, except for recovery of overpayments made on a Covered Person's behalf by this Plan.

        8.03    Fraud.    No payments with respect to Benefits under this Plan will be paid if the Covered Person or the provider of service attempts to perpetrate a fraud upon the Plan with respect to any such claim. The Plan Administrator shall have the right to make the final determination of whether a fraud has been attempted or committed upon the Plan or if a misrepresentation of fact has been made, and its decision shall be final, conclusive and binding upon all persons. The Plan shall have the right to terminate an otherwise Eligible Individual's eligibility hereunder, fully recover any amounts, with interest, improperly paid by the Plan by reason of fraud, attempted fraud or misrepresentation of fact by a Covered Person or service provider and to pursue all other legal or equitable remedies.

        8.04    Funding Status of Plan.    Benefits under the Plan may be self-funded or provided through one or more insurance contracts selected and obtained by the Plan Administrator for that purpose, or any combination of the above. No Covered Person or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made.

        8.05    Construction.    This Plan shall be construed, administered and enforced according to the laws of the State of Georgia, except to the extent preempted by federal law. The headings and subheadings are set forth for convenient reference only and have no substantive effect whatsoever. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, persons or entity may require.

        8.06    Conclusiveness of Records.    The records of the Company with respect to age, employment history, illnesses and all other relevant matters shall be conclusive for purposes of the administration of, and the resolution of claims arising under, the Plan.

        8.07    Right to Require Information and Reliance Thereon.    The Company, Plan Administrator, and claims administrator shall have the right to require any Covered Person to provide it and its agents with such information, in writing, and in such form as it may deem necessary to the administration of the Plan and may rely on that information in carrying out its duties hereunder. Any payment to a Covered Person in accordance with the provisions of the Plan in good faith reliance upon any written information provided by the Covered Person shall be in full satisfaction of all claims by the Covered Person.

        8.08    Income Taxes.    Company contributions under the Plan, if any, will generally be taxable to Participants. Except as otherwise may be provided in an individual agreement, the Participant shall bear the expense of any income tax required to be withheld from any Benefit payment. In the Plan Administrator's discretion, the amount of any applicable tax may be deducted from the cash payment, or paid by the Covered Person in any other manner permitted by the Plan Administrator.

ARTICLE IX
PROTECTED HEALTH INFORMATION

        Article IX is only applicable to medical, dental and employee assistance program benefits.

        9.01    Use and Disclosure of Protected Health Information.

        The Plan will use and disclose protected health information (PHI) for purposes related to the treatment through, payment for, and operation of health care functions. The Plan will disclose PHI to the Company only after receipt of proper confirmation from the Company that the Plan document has been amended to incorporate the following provisions and/or conditions relating to the use and disclosure of PHI. Notwithstanding any provision to the contrary, PHI shall not include enrollment/disenrollment information or summary health information disclosed to the Company by the Plan (or a business associate, health insurance issuer or HMO on behalf of the Plan).

          (a)   Payment for health care functions includes those activities undertaken by or performed on behalf of the Plan to obtain premiums or to determine or fulfill its responsibility for coverage and provision of benefits under the Plan with respect to an individual to whom health care services are provided. Activities that constitute payment activities include, but are not limited to, the following activities:

    1.
    Determination of eligibility or coverage (including the determination of cost sharing amounts);

    2.
    Coordination of benefits;

    3.
    Adjudication or subrogation of health benefit claims;

    4.
    Risk adjusting amounts due based upon enrollee health status and demographic characteristics;

    5.
    Billing, claims management, collection activities, obtaining payment under a contract for reinsurance (including stop-loss insurance and excess of loss insurance), and related health care data processing;

    6.
    Review of health care services with respect to medical necessity, coverage under a health plan, appropriateness of care, or justification of charges;

    7.
    Utilization review activities, including precertification and preauthorization of services, concurrent and retrospective review of services; and

    8.
    Disclosure to consumer reporting agencies of any of the following health information relating to collection of premiums or reimbursement:

    (i)
    Name and address;

    (ii)
    Date of birth;

    (iii)
    Social Security Number;

    (iv)
    Payment history;

    (v)
    Account number; and

    (vi)
    Name and address of the health care provider and/or health plan.

          (b)   Health Care Operations include, but are not limited to, the following activities:

    1.
    Conducting quality assessment and improvement activities, including outcomes evaluation and development of clinical guidelines (provided that the obtainment of generalizable knowledge is not the primary purpose of any studies resulting from such activities);

    2.
    Population-based activities relating to the improving health or reducing health care costs, protocol development, case management and care coordination, and contacting of health care providers and patients with information about treatment alternatives (and related functions that do not include treatment);

    3.
    Reviewing the competence or qualifications of health care professionals, evaluating practitioner and provider performance, health plan performance, conducting training programs for students, trainees, or practitioners in areas of health care, and training of non-health care professionals;

    4.
    Accreditation, certification, licensing, or credentialing activities;

    5.
    Underwriting, premium rating, and other activities relating to the creation, renewal or replacement of a contract of health insurance or health benefits, and ceding, securing, or placing a contract for reinsurance of risk relating to claims for health care (including stop-loss insurance and excess of loss insurance);

    6.
    Conducting or arranging for medical review, legal services, and auditing functions (including fraud and abuse detection and compliance programs);

    7.
    Business planning and development, such as conducting cost- management and planning-related analyses related to managing and operating the Plan, including formulary development and administration, development or improvement of methods of payment or coverage policies; and

    8.
    Business management and general administrative activities of the Plan, including (but not limited to):

    (i)
    Management activities relating to implementation of and compliance with the requirements of HIPAA's administrative simplification regulations;

    (ii)
    Customer service, including the provision of data analyses for policy holders or other customers (provided that protected health information is not disclosed to such policy holder or customer);

    (iii)
    Resolution of internal grievances;

    (iv)
    Due diligence in connection with the sale or transfer of assets to a potential successor in interest (if the potential successor in interest is a covered entity under HIPAA or will become a covered entity following the sale or transfer); and

    (v)
    Creating de-identified health information, fundraising for the benefit of the covered entity, and marketing for which an individual authorization is not required.

        9.02    Use and Disclosure of PHI as Required by Law or as Permitted by Authorization of the Participant or Beneficiary.    With authorization, the Plan will disclose PHI to the other plans sponsored by the Company for purposes related to administration of these plans. The Plan will disclose PHI to other entities without authorization from a participant or beneficiary if such disclosure is required by law.

        9.03    Conditions relating to the Use and Disclosure of PHI by the Company.    The Company agrees to the following conditions relating to the use and disclosure of PHI:

          (a)   The Company will not use or further disclose PHI other than as permitted or required by the Plan document or required by law;

          (b)   The Company will ensure that any agents, including subcontractors, to whom it provides PHI received from the Plan agree to the same restrictions and conditions that apply to the Company with respect to such PHI;

          (c)   The Company will not use or disclose PHI for employment-related actions or decisions or in connection with any other benefit or employee benefit plan of the Company (unless authorized to do so by the individual);

          (d)   The Company will report to the Plan any use or disclosure of PHI that is inconsistent with the uses or disclosures provided for in the Plan document of which the Company becomes aware;

          (e)   The Company will make PHI available to the individual in accordance with the access requirements of HIPAA;

          (f)    The Company will make PHI available to the individual for amendment and incorporate any amendments to PHI in accordance with the amendment requirements of HIPAA;

          (g)   The Company will make available such information as is required to provide an accounting of disclosures in accordance with the requirements of HIPAA;

          (h)   The Company will make its internal practices, books, and records relating to the use and disclosure of PHI received from the Plan available to the Secretary of Health and Human Services for purposes of determining compliance by the Plan with the requirements of HIPAA; and

          (i)    The Company will, if feasible, return or destroy all PHI received from the Plan that the Company still maintains in any form and retain no copies of such PHI when no longer needed for the purpose for which the disclosure was made. Where such return or destruction is not feasible, the Company will limit further uses or disclosures to those purposes that make the return or destruction of the PHI infeasible.

        9.04    Establishment and Maintenance of Adequate Separation between the Company and Plan.    In accordance with the requirements of HIPAA, only the following employees/classes of employees will be given access to PHI to be disclosed:

Barbara Gilbreath	Sharon Ray	Leah Thomason
Jill Welch	Angela Green	Cheryl Lee
Inga Vaystikh Smith	Ann Cegielski	Beverly Friez
Porcha Cook	Lisa Taylor	Debra Davis
Angela Coppola	Linda Hodges	Flo Lue
Miatta Wright

        The persons described above will only have access to and use PHI for purposes of Plan administration functions that the Company performs for the Plan.

        9.05    Noncompliance by Plan Administrative Personnel.    In the event that the employee/class of employees described in subsection 9.04 above fail to comply with the terms of the Plan document, the Company shall provide an effective mechanism for the resolution of any such noncompliance issues, to include disciplinary measures.

        IN TESTIMONY WHEREOF, The Coca-Cola Company has caused this document to be signed by its duly authorized officer, to be effective as of April 14, 2004.

THE COCA-COLA COMPANY
By:	/s/ CORETHA M. RUSHING Senior Vice President, Human Resources

APPENDIX A
WELFARE BENEFITS

a)
Medical Benefits

b)
Dental Benefits

c)
Basic Life Insurance (Active Board Members only)

d)
Accidental Death and Dismemberment Insurance (Active Board Members only)

e)
Business Travel Accident Insurance (Active Board Members only)

QuickLinks

THE COCA-COLA COMPANY BENEFITS PLAN FOR MEMBERS OF THE BOARD OF DIRECTORS